UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2007

Bresler & Reiner, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-06201	52-0903424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11200 Rockville Pike, Suite 502, Rockville, MD		20852
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (301) 945-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

(a) On May 17, 2007, the Audit Committee of the Board of Directors of Bresler & Reiner, Inc (either the “Company”, “we” or “our”), in consultation with management, concluded that the following errors existed in the consolidated statements of cash flows in our previously issued consolidated financial statements as of and for the fiscal year ended December 31, 2006, contained in our annual Form 10-K and our condensed consolidated financial statements as of and for the fiscal quarters ended March 31, 2006; June 30, 2006; and, September 30, 2006 presented in quarterly reports on Form 10-Q for each such period (collectively, the “Financial Statements”):

•         As a result of not properly accounting for a classification change of a development project from an investing activity to an operating activity, we overstated net cash used in operating activities and understated net cash used in investing activities by approximately $5.5 million for the year ended December 31, 2006.

•         Capitalized interest of approximately $1.4 million for the year ended December 31, 2006 related to our equity investments in development projects that are considered investing activities was reflected in error in operating activities rather than in investing activities.

•         We reflected defeasance costs associated with a mortgage loan that we defeased in connection with the sale of a property, as a reduction in the proceeds and the gain associated with the sale rather than as the purchase of marketable securities and debt extinguishment costs.   As a result, we overstated net cash used in investing activities and overstated net cash provided by financing activities by approximately $5.3 million for the year ended December 31, 2006.

•         Net cash used in operating activities was understated and net cash used in investing activities was overstated by approximately $3.3 million for the year ended December 31, 2006 for accrued expenditures related to development projects categorized as investing activities.

There was no change in the net increase in cash and cash equivalents resulting from any of these corrections.  These changes had no effect on the Company’s consolidated balance sheets, consolidated statements of operations, or consolidated statements of changes in shareholders’ equity.   As a result of these errors, management and the Audit Committee concluded that these Financial Statements, (as well as the report of the Company’s independent registered public accounting firm), should not be relied upon.  Our audit committee has accordingly determined that these Financial Statements should be restated.

As a result of these restatements we expect to amend our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q for the first three fiscal quarters of such fiscal year.  We are diligently preparing these amendments and expect to complete our amendment of the Form-10-K in June 2007.   As part of the restatement process the Company may also record certain other adjustments for the periods being restated which previously had been considered immaterial and the Company will assess any other potential items for correction as needed.

As a result of the restatements discussed above and the time required to amend our annual report on Form 10-K for the year ended December 31, 2006, we were not able to file our quarterly report on From 10-Q for the quarter ended March 31, 2007 by the fifth calendar day following the report’s original due date as prescribed by Rule 13a-13 of the Securities Exchange Act of 1934.

Our management has discussed with our independent registered public accounting firm the matters disclosed in this Item 4.02 (a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRESLER & REINER, INC., Registrant

Date: May 22, 2007	By:	/s/ Darryl M. Edelstein
Darryl M. Edelstein, Executive Vice President–Finance, Chief Financial Officer